UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 5, 2023
Warner Bros. Discovery, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

230 Park Avenue South
New York, New York 10003
(Address of principal executive offices, including zip code)

212-548-5555
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[☐]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[☐]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[☐]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[☐]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Series A Common Stock	WBD	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.    Regulation FD Disclosure

Warner Bros. Discovery, Inc. (“WBD” or the “Company”) President and CEO, David Zaslav, will be participating at an investor conference on September 6, 2023 and expects to discuss, among other topics, the impacts of the ongoing WGA and SAG-AFTRA strikes.

WBD continues to prioritize and work diligently with other industry leadership to resolve the current WGA and SAG-AFTRA strikes in a manner that is fair and values the important work of, and partnership with, the writers and actors.

On its August 3, 2023 earnings call (the “earnings call”) the Company provided financial guidance for 2023, which assumed the strikes would be resolved by early September. The Company noted on the earnings call that if the strikes were to continue through the end of the year, it expected incremental upside to free cash flow and incremental downside to adjusted EBITDA due to the strikes’ impact on timing and performance of the remainder of the 2023 film slate, as well as the Company’s ability to produce and deliver content.

While WBD is hopeful that these strikes will be resolved soon, it cannot predict when the strikes will ultimately end. With both guilds still on strike today, the Company now assumes the financial impact to WBD of these strikes will persist through the end of 2023. The Company is therefore revising its 2023 guidance as follows:

•Adjusted EBITDA: The Company is expecting lower adjusted EBITDA for the full year in the range of $10.5 to $11 billion, reflecting the Company’s assumption that adjusted EBITDA will be negatively impacted by approximately $300 to $500 million, predominantly due to the impact of the strikes.
•Free Cash Flow: The Company is raising its free cash flow expectations for the full year to at least $5 billion. Further, the Company now expects to exceed $1.7 billion in free cash flow for the third quarter of 2023, in part due to the strong performance of Barbie as well as incremental impact from strike-related factors.
•Net Leverage: The Company is maintaining its expectation of achieving net leverage below 4.0x by the end of 2023, as well as its target gross leverage range of 2.5x-3.0x by the end of 2024.

The Company will continue to update its assumptions based on the timing and any additional impacts of the eventual resolution of the strikes.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Cautionary Statement Concerning Forward-Looking Statements

Information set forth in this filing contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties and on information available to Warner Bros. Discovery as of the date hereof. Warner Bros. Discovery’s actual results could differ materially from those stated or implied due to risks and uncertainties associated with its business, which include the risk factors disclosed in the Company's most recent Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K.

Forward-looking statements include statements regarding Warner Bros. Discovery’s expectations, beliefs, intentions or strategies regarding the future, and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. Forward-looking statements include, without limitation, statements regarding future financial and operating results, Warner Bros. Discovery’s plans, objectives, expectations and intentions, targets and other statements that are not historical facts. Warner Bros. Discovery expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Warner Bros. Discovery’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measure

Adjusted EBITDA, Free Cash Flow and Net Leverage are non-GAAP financial measures. Descriptions of these non-GAAP financial measures and the closest GAAP financial measures are available in the "Quarterly Results" section of the Warner Bros. Discovery, Inc. investor relations website at: https://ir.wbd.com. The Company is not able to provide a reconciliation of the non-GAAP 2023 guidance to comparable GAAP measures as, at this time, the Company cannot determine the occurrence or impact of the adjustments, such as the effect of future changes in foreign currency exchange rates or future acquisitions or divestitures that would be excluded from such GAAP measures.

Item 9.01.    Financial Statements and Exhibits

101	Inline XBRL Instance Document - the instance document does not appear in the Interactive Date File because its XBRL tags are embedded within the Inline XBRL document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warner Bros. Discovery, Inc.

Date: September 5, 2023	By:	/s/ Gunnar Wiedenfels
Gunnar Wiedenfels
Chief Financial Officer